Exhibit 99.1

THORNBURG MORTGAGE REPORTS 1Q DILUTED EPS OF $0.70;
DECLARES $0.65 1Q DIVIDEND

➢	Record net income reported for the 12th consecutive quarter

➢	Quarterly dividend increased to $0.65, an 8% increase over prior year

➢	1Q mortgage originations of $908.9 million, on track to achieve ‘04 target

➢	Total assets increase to $22.4 billion; up 81% over 1Q 2003

➢	60-day plus delinquent loans ratio drops to 0.02%

     Santa Fe, NM, April 20, 2004 — Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the quarter ended March 31, 2004 of $53.4 million, or $0.70 diluted earnings per common share, as compared to $39.1 million, or $0.67 diluted earnings per common share, for the quarter ended March 31, 2003, representing a year-over-year increase of 4% on a diluted earnings per common share basis.

     Simultaneous with the earnings announcement, the company’s Board of Directors declared a first quarter dividend of $0.65 per common share, payable on May 17, 2004 to shareholders of record on May 5, 2004. The ex-dividend date is May 3, 2004. This dividend represents an 8% increase over the year-earlier period and a 2% increase over the fourth quarter of 2003. This is the 13th dividend increase the Board has approved since the second quarter of 2000, representing a total increase of 183%. Given the company’s closing stock price of $25.56 per share on April 19, 2004, the company’s common stock currently has a dividend yield that exceeds 10%.

     Garrett Thornburg, chairman and chief executive officer, remarked, “The Board’s decision to increase the dividend for the eighth consecutive quarter to a new record level conveys our optimistic outlook for the future and our confidence that future earnings should sustain the new dividend level. In fact, our projections suggest that the dividend is secure even if short-term interest rates were to increase by as much as three percentage points over the next 12 to 18 months.”

     Mr. Thornburg continued, “We experienced another strong quarter, achieving record operating results for the 12th consecutive quarter. Year-over-year total assets increased by

81%, earnings per share grew 4%, and return on equity (ROE) remained strong at 16.3%. Equally important is our asset quality. As of March 31, 2004, 97.3% of our ARM assets were rated either AA or AAA or were guaranteed by Fannie Mae or Freddie Mac. Furthermore, our delinquent loans continued to decline during the quarter and our loan quality characteristics remained exceptional, highlighted by low loan-to-value ratios and excellent credit borrowers. Regardless of what the future holds for general economic activity or interest rates, we remain highly confident that our high credit quality portfolio will continue to perform well.”

     Larry Goldstone, president and chief operating officer, remarked, “Our earnings improvement during the quarter is the result of continued strength across all aspects of our business. Margins, while slightly narrower as a result of our disciplined hedging strategy, remain strong. Moreover, prepayments have slowed dramatically, capital utilization is very good and earnings risk as a result of rising interest rates remains low. Importantly, the strength of our stock price during the quarter enabled us to issue additional shares of common stock at a significant premium to book value. Through our diverse capital-raising programs, we raised net equity proceeds of $168.4 million, exceeding our quarterly target by 87%. The average net share price at which these shares were issued was $27.83. This new capital infusion should benefit earnings in future periods.”

     Mr. Goldstone, continued, “In late March, we permanently financed an additional $1.1 billion of ARM loans through the issuance of collateralized debt obligations (CDOs). Because our financing capital requirement is reduced to approximately 2% with a CDO financing versus our 8% to 10% capital policy requirement for reverse repurchase agreement financing, we can utilize the 6% to 8% freed-up capital to acquire additional assets. Through this CDO transaction, we freed up approximately $78 million of capital, which allowed us to acquire approximately $550 million in additional assets. We have completed four such transactions to date and 20% of current borrowings are now funded with CDOs.”

     Mr. Goldstone concluded, “Our earnings remain strong and the dividend continues to rise. We are optimistic that this trend is likely to continue even if market expectations for higher future interest rates are realized. We believe our ability to increase loan originations, accretively raise new equity capital and continue to use CDOs as a form of financing will support additional earnings growth and position us to deliver attractive financial results in

2004. We currently anticipate 2004 earnings per share will fall within the range of analyst estimates as polled by First Call, or between $2.79 and $2.90 per share.”

Origination Activity

     Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. (“TMHL”), the company’s mortgage lending subsidiary, said, “Our origination activity remained strong in the first quarter, increasing 5% over the year-ago period to $908.9 million. Additionally, during the first quarter, our loan servicing portfolio grew 14% to $5.4 billion, representing 11,662 customers.”

     Mr. Badal remarked, “Our loan origination growth can be attributed to our increased marketing efforts and the growing attractiveness of ARMs. As interest rates rise, borrowers find ARMs are a more attractive financing option than fixed-rate mortgages and today ARMs represent 29% of overall mortgage originations. Additionally, due to our increased marketing efforts, we have seen a material shift from refinance to purchase mortgage transactions in our portfolio. The percentage of purchase mortgages grew to 44% in the first quarter of 2004, up from 26% in the first quarter of 2003. Moreover, our prospects for second quarter closings look very promising. At March 31, 2004, our origination pipeline totaled $717.0 million, and despite a 30% decline in mortgage application activity industry-wide since March 31, 2004, our pipeline, as of April 15, 2004, had grown by 15%. At the current rate, we are confident we will meet our $3.7 billion origination target for the year.”

     The company’s continued diligence in the loan approval process and focus on high credit quality borrowers has resulted in outstanding credit performance. At March 31, 2004, the company’s 60-day plus delinquent loans were just 0.02% of $8.1 billion of securitized and unsecuritized loans, which is down from 0.05% in the fourth quarter, and significantly below the industry’s delinquent ARM loan ratio of 1.75%. The company has not realized a loan loss in the past nine quarters, and since it began acquiring loans in 1997, it has experienced cumulative credit losses of just $174,000. At March 31, 2004, loan loss reserves totaled $8.4 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

First Quarter Results

     Quarterly operating results once again reached record levels. Net income grew to $53.4 million and net interest income grew to $69.7 million, up 37% and 34%, respectively, from a year ago. ROE for the first quarter was 16.3% compared to 18.4% for the year ago period. Book value grew 14% to $17.85 per share, up from $15.68 a year ago. This book value calculation excludes the unrealized market value gain on our ARM loans which totaled $92.4 million at March 31, 2004.

     The average portfolio yield during the first quarter increased to 3.93% from 3.89% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 2.73% from 2.62% in the fourth quarter. This resulted in an average portfolio margin of 1.40% for the quarter compared to 1.47% for the quarter ended December 31, 2003.

     Richard Story, chief financial officer, commented, “The decline in portfolio margin is a result of additional costs associated with our CDO financings and related hedging activity as we continue to position ourselves for rising interest rates. Though CDO financing is a more costly form of financing, it reduces our reliance on reverse repurchase agreement financing and allows us to carry more assets on our balance sheet, which should lead to greater profitability even though margins may be narrower in the future.”

     Mr. Story continued, “We believe the additional expense associated with match funding our portfolio is justified as it preserves our profitability in a rising interest rate environment. We match fund our portfolio by extending the duration of our short-term borrowings by using interest rate swap agreements, Eurodollar contracts and interest rate cap agreements so that it closely matches the duration of our hybrid ARMs, which represent 83% of our ARM portfolio. The lower the duration gap, the less impact interest rate changes will have on earnings. At March 31, 2004, we calculated our duration gap to be 1.3 months, down from 3.6 months in the prior quarter. With the recent rise in interest rates since March 31, 2004, we calculate that our duration gap, as of April 14, 2004, approximated 4.5 months, still well within our comfort level for maintaining earnings consistency and dividend stability.”

     The company’s ARM portfolio increased by 82% over the past 12 months, and 16% in the first quarter, ending the quarter with $21.9 billion of ARM assets. During the quarter,

the company acquired or originated $4.6 billion of new mortgage assets at an average purchase price of 101.2%. The portfolio prepayment rate averaged 19% Constant Prepayment Rate (CPR) for the first quarter, down from 29% CPR in the previous quarter. At March 31, 2004, the book price at which the company was holding its ARM assets was 101.4% up from 100.9% in the prior quarter.

     The company’s asset quality remains exceptional. At March 31, 2004, 97.3% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. An additional 1.8% consisted of “A” quality ARM loans that were pending securitization for retention in the company’s ARM asset portfolio. At the end of the first quarter, 35% of the company’s portfolio consisted of securitized loans.

     The company will host a dial-in conference call on Wednesday, April 21, 2004 at 10:30 a.m. EDT, to discuss first quarter results. The teleconference dial-in number is (888) 413-2121. A replay of the call will be available beginning at 2:00 p.m. on April 21, 2004 and ending at midnight on April 28, 2004. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 700641. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available for download prior to the event at www.thornburgmortgage.com.

     Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

     Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $22.4 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

# # #

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
INCOME STATEMENT
(Amounts in thousands, except per share data)

For the Quarters Ended:

	March 31, 2004	March 31, 2003
Interest income from ARM assets and cash	$195,813	$123,196
Interest expense on borrowed funds	(126,093)	(71,162)

Net interest income	69,720	52,034
Fee income	822	304
Gain on ARM assets, net	3,544	—
Hedging expense	(158)	(177)
Provision for credit losses	(432)	—
Management fee	(3,627)	(2,485)
Performance fee	(8,334)	(6,187)
Long-term incentive awards	(4,495)	(1,669)
Other operating expenses	(3,677)	(2,746)

NET INCOME	$53,363	$39,074

Net income	$53,363	$39,074
Dividends on Series A preferred stock	—	(1,670)

Net income available to common shareholders	$53,363	$37,404

Basic earnings per share:
Net income	$0.70	$0.67
Average number of shares outstanding	76,631	55,631

Diluted earnings per share:
Net income	$0.70	$0.67
Average number of shares outstanding	76,631	58,391

Dividends declared per common share	$0.65	$0.60
Noninterest expense as a percent of average assets	0.40%	0.47%

THORNBURG MORTGAGE, INC.
BALANCE SHEET
(Amounts in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities, net	$13,791,972	$11,520,741
ARM loans:
Securitized ARM loans, net	3,530,532	3,687,466
ARM loans collateralizing debt obligations, net	4,145,507	3,146,961
ARM loans held for securitization, net	397,397	496,998

ARM loans	8,073,436	7,331,425

ARM assets	21,865,408	18,852,166
Cash and cash equivalents	303,446	85,366
Restricted cash	123,046	51,600
Hedging instruments	18,738	40,356
Accrued interest receivable	82,093	73,702
Prepaid expenses and other	17,190	15,609

	$22,409,921	$19,118,799

LIABILITIES
Reverse repurchase agreements	$16,246,508	$13,926,858
Collateralized debt obligations (“CDOs”)	4,103,399	3,114,047
Whole loan financing facilities	105,905	369,343
Hedging instruments	208,478	113,518
Senior notes	251,127	251,080
Accrued interest payable	30,717	26,114
Dividends payable	—	47,350
Accrued expenses and other	34,920	31,385

	20,981,054	17,879,695

SHAREHOLDERS’ EQUITY
Common stock: par value $0.01 per share; 499,978 shares authorized, 80,035 and 73,985 shares issued and outstanding, respectively	800	740
Additional paid-in-capital	1,545,150	1,376,879
Accumulated other comprehensive loss	(174,709)	(142,778)
Retained earnings	57,626	4,263

	1,428,867	1,239,104

	$22,409,921	$19,118,799

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